Exhibit 99.2

TrueBlue, Inc.

2009 ASSUMPTIONS

(Unaudited)

2009
Estimates

Branches in operation on December 26, 2008	850
New branches for 2009	0
Revenue growth from 2008 acquisitions	1%
Revenue loss from 2008 closed branches	-4.0%
Reduction in SG&A from branch closures in 2008	$20 M
Incremental SG&A from 2008 acquisitions	$5 M
Variable SG&A associated with same branch revenue	6%
Gross Margin	28.5% - 29.0%
Depreciation & Amortization	$17 M
Capital Expenditures	$14 M
Income Tax Rate	38%
Weighted Average Diluted Share Count	43 M

TrueBlue, Inc.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended		Fiscal Years Ended
	December 26,	December 28,	December 26,	December 28,
	2008	2007	2008	2007

Same branch	-24.5%	-0.2%	-13.4%	-0.2%
New branches	0.7%	1.4%	0.8%	1.3%
Closed branches	-1.9%	-2.3%	-2.5%	-1.4%
Currency and other	-1.3%	0.8%	-0.1%	0.5%
Total organic revenue growth / (decline)	-27.0%	-0.3%	-15.2%	0.3%
Acquisitions within last 12 months	12.8%	5.3%	15.6%	2.7%
Total revenue growth / (decline)	-14.7%	4.6%	-0.1%	2.7%

TrueBlue, Inc.

Analysis of Year-Over-Year Same Branch Revenue Growth / (Decline)

(Unaudited)

Same Branch
Growth / (Decline)
October 2008 same branch sales growth	-19.8%
November 2008 same branch sales growth	-24.6%
December 2008 same branch sales growth	-29.0%

TrueBlue, Inc.

Reconciliation of Net (Loss) Income to EBITDA

In Thousands

(Unaudited)

	Thirteen Weeks Ended		Fiscal Years Ended
	December 26,	December 28,	December 26,	December 28,
	2008	2007	2008	2007

Net (loss) income	$(46,023)	$14,353	$(4,159)	$66,198
Income tax (benefit) expense	(9,325)	8,860	12,314	38,405
(Loss) income before tax expense	(55,348)	23,213	8,155	104,603
Interest and other income, net	(961)	(2,729)	(5,530)	(10,953)
(Loss) income from operations	(56,309)	20,484	2,625	93,650
Goodwill and intangible asset impairment	61,000	—	61,000	—
Acquisition-related intangibles amortization	1,870	1,095	6,970	3,172
Depreciation	3,041	2,467	9,804	9,051
EBITDA*	$9,602	$24,046	$80,399	$105,873

*EBITDA is a non-GAAP financial measure.  We believe EBITDA is a useful and relevant measure as it is commonly used by capital markets to value enterprises and assess financial operating results.  Interest, taxes, non-cash impairment, depreciation and amortization can vary significantly between companies in part  due to differences in accounting policies, acquisitions, tax strategies, levels of investable assets, levels of indebtedness, and interest rates.  Additionally, EBITDA is considered a reasonable approximation of cash flow and is one of the measures used for determining our debt compliance, rates and capacity.  Due to the reasons listed above, management believes EBITDA is useful information for investors.  However, EBITDA should not be used as a substitute for, and is not superior to, measures of financial performance prepared in accordance with GAAP.  Likewise, the use of EBITDA may not be comparable to similarly titled measures reported by other companies.